Exhibit (a)(1)(F)

NOTICE TO PARTICIPANTS IN THE
UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
RELATING TO THE TENDER OFFER FOR
UNITED RETAIL GROUP, INC. COMMON STOCK

September 25, 2007

Dear Plan Participant:

As you may know, United Retail Group, Inc. (“United Retail”) has entered into an agreement and plan of merger providing for the acquisition of United Retail by Redcats USA, Inc. (“Redcats”). In accordance with the agreement and plan of merger, Redcats, through its wholly owned subsidiary, Boulevard Merger Sub, Inc. (“Offeror”), has commenced a tender offer to purchase all outstanding shares of common stock, par value $0.001 per share (including the associated preferred stock purchase rights), of United Retail, at a purchase price of $13.70 per share, net to seller in cash, without interest thereon (and less any required withholding taxes), upon the terms and subject to the conditions explained in the enclosed Offer to Purchase, dated September 25, 2007, and related Letter of Transmittal (which, together with the Offer to Purchase, as amended or supplemented from time to time, collectively constitute the “Offer”). The Offer describes the tender offer in detail, including the conditions that must be satisfied or waived before Offeror will purchase shares in the Offer.

These materials are being sent to you because your account balance under the United Retail Group Retirement Savings Plan (the “Plan”) includes an investment in shares of United Retail common stock (“your Plan Shares”), and you have the right to direct the Trustee of your Plan Shares (DWS Trust Company) as to whether or not to tender your Plan Shares. This letter and the enclosed materials explain the terms and conditions of the Offer and your right to direct the Trustee as to whether or not to tender your Plan Shares. You should read all this information carefully. You may tender all or any portion of your Plan Shares.

The number of shares of United Retail common stock held in your Plan account as of September 17, 2007, is shown on the enclosed pink Tender Offer Instruction Form. Note that the number of shares of United Retail common stock held in your Plan account may now be different and may change by the time your Plan Shares are tendered.

In order to give your directions to the Trustee, you should complete the enclosed pink Tender Offer Instruction Form and mail it to Continental Stock Transfer and Trust Company (“Continental”), in the enclosed envelope. Your Tender Offer Instruction Form must be received by Continental no later than 5:00 p.m. New York City time on Thursday, October 18, 2007. In the event that the expiration date for the Offer (currently 12:00 midnight New York City time on Tuesday, October 23, 2007) is extended, the deadline for Continental’s receipt of your completed Tender Offer Instruction Form will be extended so as to end at 5:00 p.m. New York City time three business days prior to the new expiration date. If your fully completed Tender Offer Instruction Form is not received by Continental by the deadline specified above, the Trustee will not tender your Plan Shares. If you sign, date and return the enclosed Tender Offer Instruction Form but do not check any box on the form, the Trustee will treat your Tender Offer Instruction Form as not providing any instruction regarding the Offer and will not tender your Plan Shares.

If you own shares of United Retail common stock only through the Plan, you should not complete the Letter of Transmittal included in the materials related to the Offer. If you own shares of United Retail in addition to your Plan Shares, you should complete the Letter of Transmittal only with respect to those non-Plan Shares. The Letter of Transmittal cannot be used to tender your Plan Shares. (Only the Trustee can tender your Plan Shares.)

By instructing the Trustee to tender your Plan Shares, you are instructing the Plan to surrender those shares for cash in connection with the Offer. If the sale is completed, the cash proceeds that are received will be credited to your Plan account and invested in the DWS Stable Value Trust investment fund under the Plan unless and until you reallocate them. Thus, the cash received upon tender of your Plan Shares will remain within the Plan and allocated to your account. This cash will not be distributed to you and will not be subject to income tax at the time of receipt by the Plan. The Plan’s provisions relating to withdrawals and distributions will continue to apply, and you will not be taxed until amounts are paid to you from the Plan pursuant to those provisions.

As explained more fully in the Offer, you may withdraw shares that you have previously instructed the Trustee to tender before the Offer has expired and, if your Plan Shares have not been accepted for payment by October 23, 2007, you may withdraw them at any time after October 23, 2007 until your Plan Shares are accepted for payment. To revoke an instruction to tender your Plan Shares before the Offer has expired, Continental must receive your withdrawal instruction no later than 5:00 p.m. New York City time on Thursday, October 18, 2007 (subject to extension in the event that the expiration date for the Offer is extended as described above). Your withdrawal of your Plan Shares will be treated as an instruction not to tender your Plan Shares.

This mailing relates only to shares of United Retail common stock held in your Plan account. If you own other shares of United Retail common stock outside the Plan, you should receive a separate mailing relating to those shares and you should use the Letter of Transmittal to give instructions with respect to those shares.

Instructions to tender shares of United Retail common stock held in Plan accounts will be received and tabulated by Continental and reported to the Trustee. Continental will not report or reveal your individual tender instructions to any directors, officers, or employees of United Retail, except as required by law.

If you have any questions about the Offer or the completion of the Tender Offer Instruction Form, please contact MacKenzie Partners, Inc. at 1-800-322-2885.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN

Tender Offer Instruction Form

I hereby acknowledge receipt of the accompanying letter and materials relating to the Offer, and I hereby direct DWS Trust Company, as Trustee of shares of United Retail common stock in the United Retail Group Retirement Savings Plan (the “Plan”), as follows (Check one of the following):

☐	Tender all of the shares of United Retail common stock allocated to my account under the Plan

☐	Do not tender any of the shares of United Retail common stock allocated to my account under the Plan

☐	Tender (specify number) shares of United Retail common stock allocated to my account under the Plan and do not tender the balance of any such shares allocated to my account*

* If the number of shares of United Retail common stock allocated to your account on the day your shares are tendered is less than the number you specify, all of the shares allocated to your account under the Plan will be tendered. If the number of shares of United Retail common stock allocated to your account on the day your shares are tendered is greater than the number you specify, the number you specify will be tendered and the remainder will be treated as if you had instructed the Trustee not to tender them.

Signature:
Print Name:
Date:
Social Security No.:

I understand that if I sign, date and return this instruction form, but do not provide the Trustee with specific instructions, the Trustee will treat this instruction form as not providing any instruction to the Trustee regarding the Offer and that the Trustee in that circumstance will not tender my shares held under the Plan.

THIS TENDER OFFER INSTRUCTION FORM MUST BE RECEIVED BY CONTINENTAL STOCK TRANSFER AND TRUST COMPANY NO LATER THAN 5:00 P.M. NEW YORK CITY TIME ON THURSDAY, OCTOBER 18, 2007. PLEASE MAIL THIS TENDER OFFER INSTRUCTION FORM TO CONTINENTAL IN THE ENCLOSED ENVELOPE.

Address:

Continental Stock Transfer and Trust Company
Attention: Reorganization Department
17 Battery Place, 8th Floor
New York, New York 10004